Exhibit 99.1

TRANSACT TECHNOLOGIES’ 2015 FIRST QUARTER REVENUE INCREASES 19% TO $16.2 MILLION

Reports Diluted EPS of $0.02 and Adjusted Diluted EPS of $0.16

Hamden, CT – May 6, 2015 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”) today reported operating results for the first quarter ended March 31, 2015, as summarized below:

Summary of 2015 Q1 Results
(In millions, except per share and percentage data)

	Three Months Ended March 31,
	2015	2014
Net sales	$16.2	$13.6
Gross profit	$6.5	$5.7
Gross margin	40.2%	42.0%
Operating income	$0.2	$0.6
EBITDA(1)(2)	$0.6	$1.0
Net income	$0.1	$0.4
Diluted earnings per share	$0.02	$0.05

Adjusted operating income(2)	$2.0	$0.6
Adjusted EBITDA(1)(2)	$2.5	$1.1
Adjusted net income(2)	$1.3	$0.4
Adjusted diluted earnings per share(2)	$0.16	$0.05

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “TransAct generated solid year-over-year growth in revenue, gross profit, adjusted net income and adjusted diluted EPS in the first quarter of 2015 as we executed against our strategic growth initiatives while prudently managing our expenses.  Our focus on leveraging our brands and products in markets with attractive global growth opportunities while maintaining strict fiscal prudence, has positioned TransAct to profitably diversify our revenues as we continue to penetrate multiple industries.

“In addition to benefiting from a strong quarter in lottery sales, we also achieved quarterly sequential revenue growth in our casino and gaming business as the domestic market exhibited signs of improvement, particularly in comparison to the last nine months of fiscal 2014.  Our Epic™ line of ticket-in, ticket-out printers continue to be favorably received by casino and gaming operators for their reliability and ease of use, which we believe contributes to the growing worldwide installed base of these products.  We also continue to expect increased sales of our Epicentral® promotion and bonusing print system in 2015.

“The acceptance of our food safety terminal solutions by a growing number of restaurant and foodservice operators is an encouraging sign for near-term sales growth, as demonstrated by the over 300% year-over-year growth in sales in the first quarter, and for our ability to accelerate our products’ market penetration in the medium- and long-term.  We believe our line of food safety terminals offers restaurant and foodservice operators unique and industry leading solutions that save time, cut food waste, reduce labor costs and reduce the risk of food spoilage, no matter the size and complexity of their menu or the scale of their operations.

“With the ongoing challenges impacting the oil and gas drilling industry, including a significant slowdown in active drilling sites, we remain committed to optimizing the profitability of our Printrex® product line.  While growth in the installed base of our Printrex 980 and Printrex 920 color printers has slowed, TransAct continues to benefit from the high-margin recurring revenue related to sales of consumables for these products.  In addition, we generated initial revenue from sales of our Responder MP2 all-in-one mobile printing solution in the first quarter, and expect that sales of this product that addresses the sizeable, yet fragmented, machine-to-machine market will accelerate in the second half of the year.”

Mr. Shuldman concluded, “We are off to a solid start in 2015 and expect that the value of our newest solutions, which carry higher profit contributions in comparison to our legacy products, will continue to lead the way for improved results over the course of the year.  The engineering and development work for our diversified range of product offerings has been completed and as a result we are able to focus our full attention on sales execution while benefiting from a reduction in overall costs.”

Review of Balance Sheet and Capital Return Initiatives
As of March 31, 2015, TransAct had approximately $4.0 million of cash and cash equivalents and no debt.  Subsequent to the end of the first quarter of 2015 and pursuant to a settlement agreement between the companies, TransAct paid $3.6 million to Avery Dennison Corporation in April, 2015.  The Company funded the settlement payment through cash on hand and $2.5 million in borrowings under its $20 million revolving credit facility and expects to pay down all outstanding borrowings by early in the third quarter of 2015.  During the 2015 first quarter, the Company paid a dividend to shareholders of $0.08 per share and repurchased 166,553 shares of its common stock for total consideration of approximately $1.0 million for a total return of capital to shareholders in the 2015 first quarter of more than $1.6 million.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “TransAct has the financial flexibility to support our growth plan focus on sales initiatives related to our diversified product base and address new high-growth market opportunities while continuing to support shareholders through return of capital programs.  Importantly, we are pacing ahead of the cost reduction plan implemented in the fourth quarter of 2014 and now expect to achieve more than our targeted $1 million in annualized cost savings in fiscal 2015.  With a dual focus on fiscal discipline and sales execution for our more profitable, value-add solutions that address largely untapped opportunities, TransAct is favorably positioned to achieve profitable revenue growth in 2015.”

Summary of 2015 First Quarter Operating Results
TransAct generated 2015 first quarter net sales of $16.2 million compared with net sales of $13.6 million in the 2014 first quarter.  Casino and gaming revenue in the 2015 first quarter was $5.6 million compared to $6.5 million in the prior year period, primarily reflecting lower domestic sales of casino printers to original equipment manufacturers which was partially offset by a $0.5 million increase in international casino and gaming revenue.  Casino and gaming revenue increased 12% on a quarterly sequential basis.  Food safety, point-of-sale (POS) and banking revenue increased $0.5 million to $2.2 million in the 2015 first quarter compared to the 2014 first quarter.  Sales of food safety terminals increased more than three-fold year over year, while revenue from banking and point-of-sale printers declined, primarily reflecting the near completion of the rollout for a new checkout application at McDonald’s.  Lottery printer sales for the 2015 first quarter were $4.0 million, compared with $0.8 million in the 2014 first quarter.  Printrex® revenues were $0.7 million in the 2015 first quarter compared to $1.0 million in the year-ago period largely reflecting the slowdown in the oil and gas industry.  The Company’s TransAct Services Group recorded net sales of $3.6 million compared to net sales of $3.5 million in the year-ago period.

Gross margin of 40.2% in the first quarter of 2015 compares to gross margin of 42.0% in the year-ago quarter, reflecting a shift in the revenue mix towards lower-margin revenue related to the sale of lottery printers compared to the prior year.  Notwithstanding the lower gross margin, the year-over-year increase in revenue resulted in a 13% rise in gross profit to $6.5 million.

Total operating expenses for the 2015 first quarter were $6.3 million compared to $5.1 million in the year-ago quarter.  Excluding legal fees related to the Avery Dennison lawsuit in both periods, total operating expenses declined $0.6 million, or 11%, year over year reflecting the benefit from cost reduction initiatives which began to be implemented in the fourth quarter of 2014.  Engineering, design and product development expenses of $0.9 million declined from $1.2 million in the 2014 first quarter.  Selling and marketing expenses decreased $0.1 million to $1.8 million, reflecting lower variable expenses while general and administrative expenses of $1.8 million compared to $1.9 million in the year-ago quarter.  TransAct incurred $1.7 million of legal fees related to the Avery Dennison lawsuit in the 2015 first quarter and, pursuant to the terms of a March settlement agreement that resolved the dispute between the Company and Avery Dennison to the parties’ mutual satisfaction, TransAct paid Avery Dennison $3.6 million in April, 2015.  The Company does not expect to incur any material amount of additional expenses related to this matter going forward.

TransAct recorded operating income of $0.2 million for the 2015 first quarter compared to $0.6 million in the 2014 first quarter.  Excluding the impact from the legal fees related to the Avery Dennison lawsuit (detailed later in the release), TransAct generated adjusted operating income of $2.0 million, or 12.1% of net sales, in the first quarter of 2015 compared to adjusted operating income of $0.6 million, or 4.7% of net sales, in the year-ago period.  The increase in adjusted operating income is primarily attributable to higher revenue in the 2015 first quarter partially offset by the sales mix shift which impacted gross margins.  Net income in the 2015 first quarter was $0.1 million, or $0.02 per diluted share, compared to net income of $0.4 million, or $0.05 per diluted share, in the prior-year period.  Adjusted net income was $1.3 million, or $0.16 per diluted share, compared to $0.4 million, or $0.05 per diluted share, in the 2014 first quarter.

2015 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 6, 2015, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.7 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2015	2014
Net sales	$16,164	$13,619
Cost of sales	9,672	7,893
Gross profit	6,492	5,726

Operating expenses:
Engineering, design and product development	868	1,230
Selling and marketing	1,823	1,965
General and administrative	1,840	1,888
Legal fees associated with lawsuit	1,744	12
	6,275	5,095
Operating income	217	631

Interest and other income (expense):
Interest, net	(6)	(14)
Other, net	14	(8)
	8	(22)

Income before income taxes	225	609
Income tax provision	81	215
Net income	$144	$394

Net income per common share:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Shares used in per share calculation:
Basic	7,856	8,373
Diluted	7,876	8,553

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2015	2014
Food safety, point of sale and banking	$2,222	$1,769
Casino and gaming	5,581	6,542
Lottery	4,031	821
Printrex	707	974
TransAct services group	3,623	3,513
Total net sales	$16,164	$13,619

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$4,049	$3,131
Accounts receivable, net	10,803	9,094
Inventories	10,766	11,806
Prepaid income taxes	41	409
Deferred tax assets	3,068	3,068
Other current assets	678	489
Total current assets	29,405	27,997

Fixed assets, net	2,392	2,438
Goodwill	2,621	2,621
Deferred tax assets	1,074	1,068
Intangible assets, net	1,212	1,341
Other assets	24	26
	7,323	7,494
Total assets	$36,728	$35,491

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,998	$2,365
Accrued liabilities	2,066	3,320
Income taxes payable	22	13
Accrued lawsuit settlement expenses	3,625	3,625
Deferred revenue	421	313
Total current liabilities	12,132	9,636

Deferred revenue, net of current portion	64	64
Deferred rent, net of current portion	153	172
Other liabilities	230	225
	447	461
Total liabilities	12,579	10,097

Shareholders’ equity:
Common stock	111	111
Additional paid-in capital	28,430	28,167
Retained earnings	21,870	22,349
Accumulated other comprehensive loss, net of tax	(81)	(72)
Treasury stock, at cost	(26,181)	(25,161)
Total shareholders’ equity	24,149	25,394
Total liabilities and shareholders’ equity	$36,728	$35,491

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended March 31, 2015
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$6,275	$(1,744)	$4,531
% of net sales	38.8%		28.0%

Operating income	217	1,744	1,961
% of net sales	1.3%		12.1%

Income before income taxes	225	1,744	1,969
Income tax provision	81	628	709
Net income	144	1,116	1,260
Diluted net income per share	$0.02	$0.14	$0.16

(1)	Adjustment includes $1,744 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 36.0%.

	Three months ended March 31, 2014
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$5,095	$(12)	$5,083
% of net sales	37.4%		37.3%

Operating income	631	12	643
% of net sales	4.6%		4.7%

Income before income taxes	609	12	621
Income tax provision	215	4	219
Net income	394	8	402
Diluted net income per share	$0.05	$0.00	$0.05

(2)	Adjustment includes $12 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 35.3%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In thousands)	March 31,
	2015	2014
Net income	$144	$394

Interest (income) expense, net	6	14
Income tax provision	81	215
Depreciation and amortization	361	360

EBITDA	592	983

Share-based compensation expense	142	145
Legal fees associated with lawsuit	1,744	12

Adjusted EBITDA	$2,478	$1,140